EXHIBIT 99.1

Total Entertainment Restaurant Corp. Announces the Opening of Its 67th Restaurant

WICHITA, Kan., May 13, 2004 (PRIMEZONE) -- Total Entertainment Restaurant Corp. (Nasdaq:TENT), owner and operator of the Fox and Hound and Bailey's restaurant brands, today announced the opening of its 67th location in Huntersville, NC marking its fourth location in the Charlotte, NC market.

The 7,500 square foot restaurant seats approximately 300 guests and serves the full menu during the operating hours of 11:00 a.m. to 2:00 a.m. seven days a week.

The Company currently operates 67 restaurants under the "Fox and Hound" and "Bailey's" brand names that each provide a social gathering place offering high quality food, drinks and entertainment in an upscale, casual environment.

CONTACT:  Total Entertainment Restaurant Corp.
          Jim Zielke
          InvestorRelations@totent.com
          316/634-0505 (x6221)